EXHIBIT 99


1. The filing of this Form 3 shall not be construed as an admission that (i) 3V Capital Management LLC ("Management") or (ii) Scott A. Stagg is or was, for the purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, the beneficial owner of the Series B 10% Secured Convertible Note due 2008 (a "Series B Note"), in the original principal amount of $1,528,846.15 (the "Offshore Account Note"), issued by Nephros, Inc. (the "Issuer"), held by an offshore private investment account for which Management serves as investment manager (the "Offshore Account"); the Series B Note, in the original principal amount of $1,528,846.15 (the "Managed Account Note" and, together with the Offshore Account Note, the "Notes"), issued by the Issuer, held by an institutional managed account for which Management serves as investment manager (the "Managed Account"); or any of the shares of common stock, par value $0.001, of the Issuer (the "Common Stock") obtainable upon conversion of the Notes. Pursuant to Rule 16a-1, Management and Mr. Stagg disclaim such beneficial ownership.

2. The Notes will automatically convert on the twenty-first (21st) day after the Issuer sends or gives its stockholders a definitive Schedule 14C information statement relating to certain actions taken by stockholders of the Issuer by written consent (the "Automatic Conversion Date").

3. The maturity date of the Notes is September 25, 2008.

4. The number of shares of Common Stock reported is based on the original principal amount of each Note ($1,528,846.15). The Notes accrue interest at a rate of 10% per annum, and the accrued interest will automatically be converted into shares of Common Stock on the Automatic Conversion Date at the same conversion rate as the rate that applies to the original principal amount.

5. Management holds the Offshore Account Note indirectly through the account of the Offshore Account, which holds the Offshore Account Note, and holds the Managed Account Note indirectly through the account of the Managed Account, which holds the Managed Account Note. Management serves as the investment manager of the Offshore Account and the Managed Account. Mr. Stagg reports the Note because, as a managing member of Management, he controls the disposition and voting of the securities. Each of Management and Mr. Stagg disclaims beneficial ownership of the Note except to the extent of each entity's and individual's pecuniary interest in the Notes.



3V Capital Management LLC


By: /s/ Scott A. Stagg                                         10/22/2007
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Name:  Scott A. Stagg                                            Date
Title: Managing Member


By: /s/ Scott A. Stagg                                         10/22/2007
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Name:  Scott A. Stagg                                            Date